Exhibit 99.1

LEVEL BRANDS ANNOUNCES CLOSING OF $12 MILLION INITIAL PUBLIC OFFERING
Listing on the NYSE American under the ticker symbol “LEVB”

CHARLOTTE, NC – November 16, 2017 – Level Brands, Inc. (“Level Brands” or the “Company”), an innovative marketing and licensing company that provides bold, unconventional and socially responsible branding for leading businesses, today announces that is has closed its initial public offering of 2,000,000 shares of common stock at a public offering price of $6.00 per share for gross proceeds of $12 million. Level Brands expects its common stock to begin trading on NYSE American under the ticker symbol “LEVB” on November 17, 2017.

"We are delighted that Level Brands, Inc. has chosen to list on NYSE American,” said John Tuttle, NYSE Global Head of Listings. “We look forward to partnering with Level Brands as it continues to grow and support socially conscious consumer lifestyle, beauty and entertainment companies.” Joseph Gunnar & Co., LLC acted as the sole book-running manager for the offering. TriPoint Global Equities, LLC, working with its online division BANQ® (www.banq.co), acted as co-manager and selling agent for the offering.

For additional information on Level Brands, the offering and any other related topics, please review the Form 1-A offering circular that can be found at the following location (https://www.sec.gov/Archives/edgar/data/1644903/000165495417009735/level_253g1.htm) or contact Joseph Gunnar & Co., LLC, 30 Broad Street, 11th Fl, New York, NY 10004 or via telephone at 212-440-9600 or email: prospectus@jgunnar.com.

About Level Brands, Inc.

Level Brands creates bold, unconventional and socially responsible branding for leading businesses. With a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness including the beverage space, entertainment, and real estate. Licensed brand marketing is at the core of the Level Brand businesses: Ireland Men One or I'M1, for millennial men and the women who love them; Encore Endeavor One or EE1, corporate brand management and producer of experiential entertainment events and products across multiple platforms; and Beauty & Pin-Ups, Level Brands' hair care and disruptive women's products brand.

Forward-Looking Statements

This press release may include ''forward-looking statements.'' To the extent that the information presented in this presentation discusses financial projections, information, or expectations about Level Brands, Inc.’s business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' Although Level Brands, Inc. believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the Offering Statement filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date of the document in which they are contained, and Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

MDC Group
Investor Relations:
David Castaneda
414.351.9758
IR@LevelBrands.com

Press Inquiries for Level Brands:
Susan Roush
805.624.7624
PR@LevelBrands.com

Press Inquiries for Kathy Ireland and kathy ireland® Worldwide:
Rona Menashe
310.246.4600
rona@guttmanpr.com ]